Exhibit (l)(3)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 25, 2014

Invesco Senior Loan Fund

11 Greenway Plaza

Suite 1000

Houston, TX 77046

Re:	Post-Effective Amendment No. 16 to the Registration Statement on Form N-2 for Invesco Senior Loan Fund (the “Registration Statement”) (File Nos. 333-121061 and 811-05845)

We hereby consent to the reference to our firm under the headings “Legal Opinions” and “Legal Counsel” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP